Exhibit 10.4

Integrated Asset Management Corp.	70 University Avenue Suite 1200, Toronto Ontario, Canada M5J 2M4 T 416.360.7667 F 416.360.7446 www.iamgroup.ca

January 14, 2015

Radiant Logistics, Inc.

405 114th Avenue, SE, Suite 300

Bellevue, WA 98004

Attention: Mr. Bohn Crain, CEO

Dear Bohn:

We are pleased to set out the terms and conditions for a loan (the “Loan”), subject to your acceptance referred to below.

In connection with your proposed acquisition (“Acquisition”) of all of the issued and outstanding shares in the capital of Wheels Group Inc. (the “Borrower”) and its subsidiaries (collectively with the Borrower, the “Target Company”), Integrated Private Debt Fund IV LP hereby commits to loan up to $29,000,000 to the Borrower or such Canadian holding company that is its successor, subject to the conditions and as more fully set forth below.

LENDER:	INTEGRATED PRIVATE DEBT FUND IV LP

BORROWER:	Wheels Group Inc., or such Canadian corporation that is the successor of Wheels Group Inc.

GUARANTOR:	Radiant Logistics, Inc. will provide a guarantee to the Lender for up to CDN$29,000,000.00, which will be secured as described herein.

AMOUNT:	up to $29,000,000.00

CURRENCY:	Canadian Dollars

TERM:	Nine (9) years

AMORTIZATION:	Eight (8) years, commencing twelve (12) months after the funding of the Loan

USE OF PROCEEDS:	To provide senior debt financing for the Acquisition

INTEREST RATE:

The interest rate will be established two (2) business days prior to disbursement at the greater of:

i) 6.65%; and

ii) The then yield on equivalent Term Government of Canada Bonds, as determined by the Lender, plus 4.50 % per annum.

Interest is calculated and payable monthly in arrears by 1:00 p.m. on the 15th day of each month of the Loan term, first payment being due on the 15th day of the month next following the first advance. Late payments are credited on the next banking day. Interest to be payable before and after maturity or default and judgment on the amount outstanding from time to time.

PRINCIPAL REPAYMENT:

The Loan repayment will consist of twelve (12) monthly interest only payments of approximately $160,709.00 followed by ninety-six (96) blended principal and interest payments of approximately $390,346.00 based on an 8 year amortization schedule.

PREPAYMENT:	Prepayment of principal may be made in whole at any time on 30 days prior written notice, and a premium of the interest differential as defined below:

Interest Differential is defined as the premium equal to the difference between (i) the present value of the Loan interest and the principal payments foregone discounted at the Government of Canada Bond Yield, (on a compounded monthly equivalent basis) as determined by the Lender, for the term from the date of prepayment to the date of original maturity; and (ii) the face value of the principal amount being prepaid at the date of prepayment.

SECURITY:

The Lender will be granted a (i) first-ranked security interest in all of the assets of Borrower except accounts receivable and associated assets (e.g., proceeds, books and records, etc.) (the “Canadian A/R Assets”), (ii) second-ranked lien on the Canadian A/R Assets, and (iii) second-ranked lien on all of the assets of the Guarantor. Such security interests will be subject to the (i) first-ranked lien on the Canadian A/R Assets, (ii) second-ranked lien on all of the assets of the Borrower other than the Canadian A/R Assets, and (ii) a first-ranked lien on all of the assets of the Guarantor, which liens will secure the Bank of America cross-border ABL facility. All security must be in a form satisfactory to the Lender and be subject to an acceptable intercreditor agreement between the Lender and Bank of America. Please see Schedule “A” and the Financing Notes attached thereto.

CONDITIONS PRECEDENT:	Please see Schedule “B”. Please note that there will be other documentation required relating to the Loan which shall be in a form satisfactory to the Lender.

COVENANTS:

Please see Schedule “C”. Please note that the documentation will include covenants and warranties on the part of the Borrower and the Guarantor that the Lender deems necessary including representations concerning the environment.

ASSIGNMENT:	Neither this commitment nor the resulting Loan are to be assignable by the Borrower or the Guarantor and any assignment or purported assignment will constitute an event of default.

EXCLUSIVITY/ CONFIDENTIALITY:

Upon acceptance of this commitment, each of the Guarantor and the Borrower agrees to keep this offer confidential and not to share it or any of the details of it to any third party, without the written consent of the Lender; provided, however, that you may disclose this Commitment Letter, after your acceptance of same, (a) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (b) on a confidential basis to the Target Company and its advisors in connection with the Acquisition, and (c) on a confidential basis to Bank of America and Alcentra Capital Corporation. Each of the Guarantor and the Borrower further agrees to act exclusively with the Lender with respect to senior debt financing for 60 days, or until such time that the Lender communicates with the Borrower that it intends not to pursue the Loan.

TRANSACTION EXPENSES:

Legal fees and disbursements, travel expenses,

independent engineering fees and other costs incurred in the due diligence and preparation, execution, delivery, registration and discharge of the Loan documents, or in the collection of any amount owing under the Loan shall be for the Borrower’s account.

The Lender’s solicitors’ reasonable charges are payable by the Borrower by deduction from the initial advance. Note that the Lender’s lawyers’ accounts are payable whether or not the Loan is completed

COMMITMENT FEE:

The Commitment Fee payable will be 1.0% of the Loan or up to $290,000. The Borrower shall pay 30% of the Commitment Fee upon acceptance of this commitment letter. The balance of the Commitment Fee will be paid upon closing of the Loan.

GOVERNING LAW:	The Province of Ontario

Unless definitive documentation for the loan is executed and delivered by that date, this commitment will expire on the later of April 1, 2015 or the date a closing occurs under the Acquisition; however, no later than May 30, 2015. We appreciate this opportunity to put forward this commitment and look forward to your response.

Yours very truly,

INTEGRATED PRIVATE DEBT FUND IV LP,

by its General Partner INTEGRATED PRIVATE

DEBT FUND GP INC.

per:	/s/Greg Dimmer	per:	/s/ Philip S. Robson
	Greg Dimmer Managing Director		Philip S. Robson President

Agreed and accepted this 19th day of January, 2015.

BY:	Radiant Logistics, Inc., on behalf of itself and the Borrower, Wheels Group Inc.

per:	/s/Bohn H. Crain
Bohn Crain
CEO